Exhibit 3.29

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

CIFC HOLDINGS II SUB LLC

This Amended and Restated Limited Liability Company Agreement (together with the exhibits and annexes attached hereto, this “Agreement”) of CIFC Holdings II Sub LLC, a Delaware limited liability company (the “Company”), is entered into on December 31, 2015, by and among CIFC Holdings II LLC, a Delaware limited liability company (in such capacity, the “Managing Member”), the persons heretofore and hereafter admitted to the Company and identified as “Common Members” on Annex A attached hereto, as it may be amended from time to time (the “Common Members”), the persons heretofore and hereafter admitted to the Company and identified as “Series A Members” on Annex A attached hereto, as it may be amended from time to time (the “Series A Members”).  The Common Members, the Series A Members and such other persons that are admitted to the Company as members of the Company after the date hereof in accordance herewith are collectively referred to as the “Members.”

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on December 16, 2015, and is currently governed pursuant to the Limited Liability Company Agreement of the Company, dated as of December 16, 2015 (the “Existing Agreement”), by CIFC Holdings II LLC, as sole member; and

WHEREAS, this Agreement amends and restates in its entirety the Existing Agreement and the Members desire to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, by their execution of this Agreement, hereby agree as follows:

1.                                      Name.  The name of the Company shall be CIFC Holdings II Sub LLC or such other name as the Managing Member may from time to time hereafter designate.

2.                                      Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Certificate” has the meaning ascribed thereto in Section 7 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Treasury

Regulations.

“Common Units” means the limited liability company interests in the Company designated as such with the rights, powers and duties set forth herein and expressed in the number set forth on Annex A, as such annex may be amended from time to time.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Percentage Interest” means, as to each Member, its interest in the Company as determined by dividing the number of Common Units owned by such Member by the total number of Common Units then issued and outstanding and as set forth on Annex A, as such annex may be amended from time to time.  For the avoidance of doubt, Members holding Series A Preferred Units shall not have a Percentage Interest in respect of their Series A Preferred Units.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Preferred Units” has the meaning ascribed thereto in Section 6(b) hereof.

“Series A Preferred Units” has the meaning ascribed thereto in Section 6(c) hereof.  For avoidance of doubt, the Series A Preferred Units shall not constitute a “series” within the meaning of Section 18-215 of the Act.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“Units” means the Common Units and the Preferred Units, and any other class of limited liability company interest in the Company.

3.                                      Purpose.  The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the power to engage in all activities and transactions that the Managing Member deems necessary or advisable in connection with the foregoing.

4.                                      Offices.

(a)                                 The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Managing Member may designate from time to time.

(b)                                 The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The Managing Member may from time to time change the registered agent or office by an amendment to the Certificate.

5.                                      Members.

(a)         The name and address, number of Units and respective Percentage Interest of each Member of the Company is as set forth on Annex A attached hereto.

(b)         The Managing Member is hereby designated as an authorized person of the Company, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company with the Secretary of State of the State of Delaware (and any amendments, corrections and/or restatements to the certificate of formation of the Company) and any other certificates (and any amendments, corrections and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  The execution by the Managing Member of any of the foregoing certificates (and any amendments, corrections and/or restatements thereof) shall be sufficient.

(c)          The books and records of the Company shall be amended by the Managing Member from time to time to reflect changes to the number of Units and Percentage Interest of any Member, the admission and resignation of Members and the transfer or assignment of Units in the Company pursuant to the terms of this Agreement.

(d)         The Managing Member shall be permitted to admit new Members and approve the resignation of existing Members on any terms as it may determine in its sole discretion.  At the time of admission of each additional Common Member, the Managing Member shall determine in its sole discretion the Percentage Interest of such Common Member and shall appropriately modify in its sole discretion the Percentage Interest of the other Common Members.

6.                                      Interests in the Company.

(a)         Common Units.  The Company is authorized to issue an unlimited number of Common Units.  Each Common Unit shall have the rights and be governed by the provisions set forth in this Agreement; and none of such Common Units shall have any preemptive rights or give the holders thereof any cumulative voting rights.  Common Units shall be evidenced by entries on Annex A. Certificates representing Common Units shall not be issued; provided, however, that the Managing Member may provide that some or all of the Common Units shall be certificated.

(b)         Other Interests in the Company.  The Managing Member may cause the Company to issue additional Units (in addition to Common Units) in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Member may determine, including rights, powers and duties senior to the Common Units, including, without limitation, with respect to the rights of the Units to share in Company distributions (collectively “Preferred Units”).  Preferred Units may include rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such additional interests in the Company.  If the Managing Member determines that it is necessary or desirable to amend this Agreement or make any filings under the Act or otherwise in order to reference the existence or creation of a class or series of additional interests in the Company, the Managing Member may amend this Agreement or cause such filings to be made (which filings might take the form of amendments to the Company’s certificate of formation).

(c)          Series A Preferred Units. In addition to the Common Units, the Company is authorized to issue up to 200,000 Preferred Units, designated as Series A Cumulative Non-Voting Preferred Units, having the rights, preferences, powers and limitations described in this Agreement including without limitation those described in Exhibit A attached hereto (the “Series A Preferred Units”).  In the event of any conflict between the terms of the Series A Preferred Units in Exhibit A attached hereto and any other provision in this Agreement, the terms contained in Exhibit A attached hereto shall control.  The Series A Preferred Units shall rank senior to the Common Units with respect to certain rights as more particularly described in this Agreement, including Exhibit A attached hereto.

7.                                      Term.  The term of the Company commenced on the date of filing of the certificate of formation of the Company (the “Certificate”) in accordance with the Act and shall continue until dissolved and its affairs are wound up in accordance with Section 14 of this Agreement.

8.                                      Management.

(a)         The business and affairs of the Company shall be managed by the Managing Member.  Except as otherwise provided herein, the Managing Member shall have the power to manage the business and affairs of the Company, and the Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members or managers under the laws of the State of Delaware.  Any action to be taken by the Company may be taken by the Managing Member.  Notwithstanding any other provision of this Agreement, the Managing Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

(b)         No Member (other than the Managing Member), in its capacity as such, shall participate in or have any control over the business of the Company.  Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement.  Except as expressly provided herein, no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise.  The conduct, control and management of the Company shall be vested exclusively in the Managing Member.  In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company.  The Managing Member shall be the “tax matters partner” of the Company within the meaning of Section 6223(a) of the Code and shall have the authority to act as (or appoint) the “partnership representative” within the meaning of Section 6223(a) of the Code.  Except as required or permitted by law, or expressly provided in the penultimate sentence of this Section 8(b) or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.  Notwithstanding the foregoing, the Company may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.  For the avoidance of doubt, no Series A Member has authority to bind the Company.

9.                                      Capital Contributions and Maintenance of Capital Accounts.  No Member shall be required to make additional capital contributions to the Company without the consent of such Member or be permitted to make additional capital contributions to the Company without the consent of the Managing Member. The Managing Member shall establish and maintain a capital account for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

10.                               Allocations.

(a)         Except as otherwise provided herein, each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) with respect to each taxable year shall be allocated among the capital accounts of the Members, as of the end of such taxable year, in a manner that as closely as possible gives economic effect to the provisions of Sections 11 and 14.  This Section 10(a) shall be deemed to contain “minimum gain chargebacks” within the meaning of Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(i) and a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.  Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

(b)         For U.S. federal, state and local income tax purposes, each item of income, gain, loss deduction and credit of the Partnership shall be allocated among the Partners as nearly as possible in the same manner as the corresponding item of income, expense, gain or loss is allocated pursuant to the other provisions of this Section 10, provided that the Managing Member may adjust such allocations as long as such allocations are in accordance with Sections 704(b) or Section 704(c) of the Code, have substantial economic effect or are in accordance with the interests of the partners in the partnership, in each case within the meaning of the Code and Treasury Regulations.  Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

11.                               Distributions. Subject to Section 1.3.3 of Exhibit A attached hereto, distributions shall be made to each Member at the times and in the aggregate amounts determined by the Managing Member.  Such distributions shall be made to each Common Member in proportion to their respective Percentage Interests, subject to any distributions required to be made to any holders of Preferred Units.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Sections 18-607 or 18-804 of the Act.

12.                               Transfer.  No Member may sell, assign, pledge or otherwise transfer or encumber (each, a “Transfer”) all or any portion of its Units without the written consent of the Managing Member, which consent may be granted or withheld in its sole and absolute discretion.  No assignee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Member’s Units shall have any right to be a Member without the prior written consent of the Managing Member, which may be given or withheld in its sole discretion.

13.                               Resignation.  No Member shall have the right to resign from the Company except with the consent of the Managing Member and upon such terms and conditions as may be specifically agreed upon between the resigning Member and the Managing Member.

14.                               Liquidation and Dissolution.

(a)         The Company will dissolve, and its affairs will be wound up, upon the first to occur of the following:  (i) the written consent of the Managing Member, (ii) at any time that there is no Member, unless the business of the Company is continued in accordance with the Act, (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act, or (iv) under the circumstances described in Section 14(c) hereof.

(b)         Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)          Upon any Liquidation Event (as defined in Exhibit A attached hereto), the Company shall wind up its affairs, unless the business of the Company is continued pursuant to written agreement of all of the holders of Common Units.  The Company’s assets shall be sold or liquidated and the proceeds therefrom and the remaining Company assets shall be, subject to the limitations imposed by law, applied in the following order of priority:

(i)                                     Payment of creditors in satisfaction of liabilities of the Company, other than liabilities for distributions to holders of Common Units;

(ii)                                  To establish any reserves that the Managing Member deems reasonably necessary for contingent or unforeseen obligations of the Company, such reserves to be held until the expiration of such period as the Managing Member deems advisable;

(iii)                               Payment to the holders of the then-outstanding Series A Preferred Units in accordance with Section 1.4 of Exhibit A attached hereto; and

(iv)                              The remaining assets of the Company otherwise available for distribution to equity holders shall be distributed as further described in Section 11 hereof.

15.                               Amendments.  This Agreement may be amended, supplemented, waived or modified at any time and from time to time only with the consent of the Managing Member, and any such amendment, supplement, waiver or modification shall not require the consent of any other person (including any other Member); provided, however, that any modification, alteration, supplement or amendment to this Agreement that would materially and adversely affect any right or preference of the Series A Preferred Units must, before taking effect, be approved also by the affirmative consent of the holders of a majority of the Series A Preferred Units.

16.                               Miscellaneous.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

17.                               Authorization.  Each of Steve Vaccaro, Oliver Wriedt, Rahul Agarwal, Julian Weldon and any other person designated by the Managing Member, each acting individually, is hereby authorized and empowered as an authorized person of the Company within the meaning of the Act, or otherwise (the Managing Member hereby authorizing and ratifying any of the following actions):

(a)         to execute and deliver and/or file (in the name and on behalf of the Company, and/or in the name and on behalf of any other entity in which the Company is a direct or indirect member, general partner, limited partner, stockholder or other representative (any such entity, an “Affiliate Entity”)) any agreement of the Company or of any Affiliate Entity (including, without limitation, the limited partnership agreement or limited liability company agreement of any Affiliate Entity), and any amendments, restatements and/or supplements thereof, the certificate of incorporation, certificate of formation, certificate of limited partnership or similar organizational documents of any Affiliate Entity (and any amendments, restatements and/or supplements of any of the foregoing), any other certificates, notices, agreements and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company or any Affiliate Entity to qualify to do business in a jurisdiction in which the Company or any Affiliate Entity desires to do business; or

(b)         to prepare or cause to be prepared, and to sign, execute and deliver and/or file (in the name and on behalf of the Company and/or on the behalf of any Affiliate Entity) (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s or any Affiliate Entity’s purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company and/or any Affiliate Entity, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company and/or any Affiliate Entity, and all checks, notes, drafts and other documents that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the Company and/or any Affiliate Entity, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 17(b), each acting individually, shall be deemed to have been adopted by the Managing Member, the Company or any Affiliate Entity, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

The authority granted to any person in this Section 17 may be revoked at any time by the Managing Member by an instrument in writing signed by the Managing Member.

18.                               Officers.  The Managing Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Managing Member.  The Managing Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office.  The Managing Member may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Managing Member may deem necessary or advisable to manage the day-to-day business affairs of the Company.  To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company.  No such delegation shall cause the Managing Member to cease to be a Managing Member.  Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Managing Member and such Officers designated by the Managing Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

The following persons are hereby appointed to the offices set forth opposite their respective names below, and each of such persons is designated by the Managing Member as an Officer of the Company, to serve in accordance with this Agreement:

Name	Office

Stephen J. Vaccaro	Co-President

Oliver Wriedt	Co-President

Rahul Agarwal	Chief Financial Officer

Julian Weldon	General Counsel, Chief Compliance Officer and Secretary

19.                               Indemnification.  To the fullest extent permitted by the Act, the Company shall indemnify any current or former director, authorized person, or officer of the Company and may, at the discretion of the Managing Member, indemnify any current or former employee or agent of the Company against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Company or by reason of the fact that he or she is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

20.                               Liability of Members.

(a)         No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its capital account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b)         This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including without limitation, the Managing Member) or on their respective Affiliates.  Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c)          To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(d)         Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members or (ii) in its “good faith” or under another expressed standard, such Managing Member shall act under such express standard and shall not be subject to any other or different standards.

21.                               Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

22.                               Tax Classification.  The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes, and no person shall take any action inconsistent with such intention.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

MANAGING MEMBER:

CIFC Holdings II LLC

By: CIFC Corp., its managing member

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	Authorized Person

[Signature Page to A&R CIFC Holdings II Sub LLC Limited Liability Company Agreement]

Annex A

Common Members

Name and Address	Common Units	Percentage Interest
CIFC Holdings II LLC 250 Park Avenue, 4th Floor, New York, NY	1,000	100%

Series A Members

Name and Address	Series A Preferred Units
CIFC Holdings II LLC 250 Park Avenue, 4th Floor, New York, NY	22,000

EXHIBIT A

TERMS OF SERIES A CUMULATIVE NON-VOTING PREFERRED UNITS

1.1                               Designation and Number.  In addition to the Common Units, the Company is authorized to issue 200,000 Series A Preferred Units.  The Series A Preferred Units shall be uncertificated.

1.2                               Rank.  The Series A Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Units and to all other membership interests and equity securities issued by the Company (together with the Common Units, the “Junior Securities”).  The terms “membership interests” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Company.

1.3                               Distributions.

1.3.1                     Each holder of the then outstanding Series A Preferred Units shall be entitled to receive, when and as authorized by the Managing Member, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at a rate equal to the Distribution Rate (as defined below) plus all accumulated and unpaid distributions thereon.  Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Unit is issued, as set forth in the books and records of the Company (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Distribution Payment Date.  Any distribution payable on the Series A Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “distribution period” shall mean, with respect to the first distribution period, the period from and including the Original Issue Date to and including the first Distribution Payment Date occurring after such Original Issue Date, and with respect to each subsequent distribution period, the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated.

Notwithstanding anything herein otherwise to the contrary, the holders of Series A Preferred Units may by providing notice to the Managing Member elect to waive the payment of any such cash distribution authorized by the Managing Member and otherwise payable on the Series A Preferred Units, in which event the amount included in the Liquidation Preference per unit pursuant to clause (i) of the definition thereof (initially $1,000.00 per unit) and the amount included in the Redemption Price per unit pursuant to clause (i) of the definition thereof (initially $1,000.00 per unit) shall, on the applicable Distribution Date, automatically increase by the amount of such waived cash distribution payment, and distributions shall thereafter accrue on such increased Liquidation Preference.

Distributions on the Series A Preferred Units will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Managing Member for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

Exhibit A-1

Distributions on the Series A Preferred Units shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

“Distribution Rate” means a percentage per annum of the Liquidation Preference per unit that shall be a market rate reflecting all relevant facts and circumstances, including, without limitation, the terms of the Series A Preferred Units and the assets and liabilities of the Company, and that shall be determined by the agreement of the Company and the Series A Members, based on advice from internal and/or external financial and/or valuation experts; provided, however, that if the Company and the Series A Members are not able to agree on such rate on or prior to March 1, 2016, then the Distribution Rate will be determined by an external valuation expert selected by the Company on or prior to March 15, 2016, and shall in any event be determined prior to the first Distribution Payment Date occurring after the Original Issue Date.

1.3.2                     When cash distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Units, any cash distributions declared upon the Series A Preferred Units shall be declared and paid pro rata based on the number of Series A Preferred Units then outstanding.

1.3.3.                  Unless full cumulative distributions on all outstanding Series A Preferred Units have been or contemporaneously are declared and paid, or otherwise waived by the holders as provided in Section 1.3.1, no distributions (other than in units of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Company (except by conversion into or exchange for other units of Junior Securities).

1.3.4.                  Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Units as described above.

1.4                               Liquidation Preference.

1.4.1                     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each a “Liquidation Event”), the holders of Series A Preferred Units then outstanding are entitled to be paid, out of the assets of the Company legally available for distribution to its members, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per unit, as such amount per unit may be increased in accordance with Section 1.3.1 and (ii) all accrued and unpaid distributions thereon through and including the date of payment, before any distribution of assets is made to holders of any Junior Securities; provided, however, that the sum of (x) amounts in excess of $1,000.00 per unit included in the Liquidation Preference pursuant to clause (i) of this Section 1.4.1 and (y) amounts included in the Liquidation Preference pursuant to clause (ii) of this Section 1.4.1 shall not exceed the income allocated to the holders of the Series A Preferred Units for the year of the liquidation and all prior years.

Exhibit A-2

1.4.2                     After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Company.

1.4.3                     Upon the Company’s provision of notice as to the effective date of any Liquidation Event, accompanied by funds in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Units is entitled, the Series A Preferred Units shall no longer be deemed outstanding membership interests of the Company and all rights of the holders of such units will terminate.

1.4.4                     The consolidation or merger of the Company with or into any other business enterprise or of any other business enterprise with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a Liquidation Event; provided, however that any such transaction which results in an amendment, restatement or replacement of this Agreement or the certificate of formation of the Company that has a material adverse effect on the rights and preferences of the Series A Preferred Units shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding Series A Preferred Units voting as a separate class.

1.5                               Redemption.

1.5.1                     Right of Redemption at Election of Holder. From and after the fourth anniversary following the Original Issue Date, each holder of Series A Preferred Units shall have the right to cause the Company to redeem (an “Optional Redemption”), at any time and from time to time, all or any part of the Series A Preferred Units held by such holder for cash at a redemption price per unit equal to the sum of the following (collectively, the “Redemption Price”): (i) $1,000.00 per unit, as such amount per unit may be increased in accordance with Section 1.3.1 and (ii) all accrued and unpaid distributions thereon through and including the date fixed for redemption; provided, however, that the sum of (x) amounts in excess of $1,000.00 per unit included in the Redemption Price pursuant to clause (i) of this Section 1.5.1 and (y) amounts included in the Redemption Price pursuant to clause (ii) of this Section 1.5.1 shall not exceed the income allocated to the holders of the Series A Preferred Units for the year of the redemption and all prior years.

1.5.2                     Mandatory Redemption. Unless earlier redeemed or retired, all of the then outstanding Series A Preferred Units shall be mandatorily redeemable by the Company on January 29, 2026 at the Redemption Price. The Company will not have an option to redeem Series A Preferred Units before the date of mandatory redemption.

1.5.3                     Procedures for Redemption at Election of Holder.  In order to effect an Optional Redemption, a holder shall provide written notice to the Company setting forth the number of Series A Preferred Units that such holder has elected to redeem and payment instructions for the payment of the Redemption Price.  As soon as practicable following the Company’s receipt of such notice, but in any event not later than ninety (90) days thereafter, the Company shall pay, or cause to be paid, the Redemption Price in accordance with the holder’s payment instructions (such date fixed by the Company for payment of the Redemption Price, the “Redemption Date”).

Exhibit A-3

Upon the Company’s payment of the full Redemption Price in accordance with the above procedures, the applicable Series A Preferred Units shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such units will terminate.

If a holder has provided notice of Optional Redemption of any Series A Preferred Units and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any Series A Preferred Units so tendered for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the Redemption Price.

The deposit of funds with a bank or trust corporation for the purpose of redeeming the Series A Preferred Units shall be irrevocable except that:

(i) the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any units redeemed shall have no claim to such interest or other earnings; and

(ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Series A Preferred Units entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the units entitled to the funds so repaid to the Company shall look only to the Company for payment of the Redemption Price without interest or other earnings.

1.5.5                     Status of Redeemed Units.  Any Series A Preferred Units that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Series A Preferred Units which may be issued by the Managing Member from time to time at its discretion.

1.6                               Voting Rights.  Except as provided in this Section, the holders of the Series A Preferred Units shall not be entitled to vote, approve or otherwise consent to any action or on any matter submitted to the members of the Company for a vote or arising under the Act, including, without limitation, the merger, consolidation or conversion of the Company.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Units, voting as a separate class, shall be required for (a) authorization or issuance of any membership interest or equity security of the Company with any rights that are senior to or have parity with the Series A Preferred Units, (b) any amendment to this Agreement or the Company’s certificate of formation which has a material adverse effect on the rights and preferences of the Series A Preferred Units or which increases the number of authorized or issued Series A Preferred Units, or (c) any reclassification of the Series A Preferred Units.

1.7                               Limitation of Liability.  Except to the extent required by applicable law, no holder of Series A Preferred Units shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company in excess of his or her initial capital contribution made in exchange for the Series A Preferred Units.

Exhibit A-4